EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2013 FIRST QUARTER

RESULTS; REAFFIRMS FULL YEAR GUIDANCE

LAS VEGAS, NEVADA, February 7, 2013 -- American Pacific Corporation (NASDAQ: APFC) today reported financial results for its first fiscal quarter ended December 31, 2012.

FINANCIAL SUMMARY

Quarter Ended December 31, 2012 Compared to Quarter Ended December 31, 2011

•	Revenues decreased 6% to $36.3 million compared to $38.5 million.

•	Operating income increased 79% to $4.9 million compared to $2.8 million.

•	Adjusted EBITDA increased 34% to $8.5 million compared to $6.4 million.

•	Income from continuing operations was $1.2 million compared to $0.04 million.

•	Diluted earnings per share from continuing operations was $0.15 compared to $0.00.

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For our Fiscal 2013 first quarter, revenues decreased $2.2 million to $36.3 million as compared to $38.5 million for the Fiscal 2012 first quarter. The decrease is attributable to our Other Businesses segment. See further discussion below under Segment Highlights.

Cost of Revenues and Gross Profit – Fiscal 2013 first quarter cost of revenues was $20.9 million compared to $26.3 million for the Fiscal 2012 first quarter. The Fiscal 2013 first quarter consolidated gross margin was 42% compared to 32% for the Fiscal 2012 first quarter. On a consolidated level, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Quarter Ended December 31,
	2012	2011
Fine Chemicals	59%	56%
Specialty Chemicals	39%	37%
Other Businesses	2%	7%

Total Revenues	100%	100%

See further discussion of gross profit and gross margin at the segment levels under the heading Segment Highlights.

Operating Expenses – For our Fiscal 2013 first quarter, operating expenses were $10.5 million compared to $9.5 million for the Fiscal 2012 first quarter, an increase of $1.0 million. The most significant components of the increase were approximately $0.3 million for corporate shareholder matters, approximately $0.3 million for pension related expense and approximately $0.2 million for increases in Fine Chemicals segment research and development activities

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3883 HOWARD HUGHES PARKWAY — SUITE 700 — LAS VEGAS, NV 89169

PHONE (702) 735-220 — FAX (702) 735-4876

Page 1 of Exhibit 99.1

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Quarter Ended December 31, 2012 Compared to Quarter Ended December 31, 2011

•	Revenues were $21.3 million compared to $21.5 million.

•	Operating income was $1.3 million compared to an operating loss of $1.2 million.

•	Segment EBITDA was $4.3 million compared to $1.9 million.

Fine Chemicals segment revenues for the Fiscal 2013 first quarter were consistent with the Fiscal 2012 first quarter. The timing of product orders and the related production schedule resulted in offsetting variances among our primary product categories. For the Fiscal 2013 first quarter, oncology product revenues increased 126% and development product revenues increased 46%, offset by a decrease in anti-viral products revenues of 20% and a decrease in central nervous system products revenues of 47%, each as compared to the Fiscal 2012 first quarter.

The Fine Chemicals segment reported operating income of $1.3 million for the Fiscal 2013 first quarter compared to an operating loss of $1.2 million for the Fiscal 2012 first quarter. Fine Chemicals segment gross margin improved by 14 percentage points in the Fiscal 2013 first quarter as compared to the Fiscal 2012 first quarter. Our Fine Chemicals segment has dedicated significant efforts over the last two fiscal years to improving the efficiency of its manufacturing activities. Redesigned key processes continued to yield targeted throughput ranges during the Fiscal 2013 first quarter. In contrast, during the Fiscal 2012 first quarter, the Fine Chemicals segment had not yet achieved the benefits of these process improvements which reduced gross margin levels.

Improvements in gross profit for the Fiscal 2013 first quarter were offset by increases in general and administrative expenses of approximately $0.5 million, which includes increases in research and development costs of approximately $0.2 million and pension related expense of approximately $0.1 million.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 88% and 87% of Specialty Chemicals segment revenues in Fiscal 2013 and 2012 first quarters, respectively.

Quarter Ended December 31, 2012 Compared to Quarter Ended December 31, 2011

•	Revenues were $14.4 million compared to $14.2 million.

•	Operating income was $7.9 million compared to $7.6 million.

•	Segment EBITDA was $8.1 million compared to $7.9 million.

Specialty Chemicals segment revenues of $14.4 million for the Fiscal 2013 first quarter reflect a 1% increase as compared to the Fiscal 2012 first quarter. In addition, revenues from each of the three primary product lines were consistent when comparing the Fiscal 2013 first quarter to the Fiscal 2012 first quarter. Specific to the perchlorates product line, the consistent revenues reflect two offsetting factors. Total perchlorate volume decreased by 24%, while the related average price per pound increased by 35%. The first quarter of Fiscal 2013 included less volume for our non rocket-grade perchlorate products. This reduction in volume, which is due to inter-quarter timing, has the corresponding effect of increasing the average price per pound. Volumes and average price per pound for rocket-grade perchlorates were consistent between the Fiscal 2013 and 2012 first quarters, supported by demand from tactical missile programs in each quarter.

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Page 2 of Exhibit 99.1

Specialty Chemicals segment operating income of $7.9 million for the Fiscal 2013 first quarter reflects a 4% increase as compared to the Fiscal 2012 first quarter. Operating margin for the Fiscal 2013 first quarter improved to 55% compared to 54% for the Fiscal 2012 first quarter, primarily due to slightly improved absorption of fixed manufacturing overhead costs in the Fiscal 2013 first quarter.

Other Businesses Segment

Other Businesses segment revenues include PEPCON Systems’ water treatment equipment and related spare parts sales and real estate revenues. For the Fiscal 2013 first quarter, revenues decreased by $2.2 million compared to the Fiscal 2012 first quarter due to the inter-quarter timing of equipment shipments and related sales. The Fiscal 2012 first quarter included two water-treatment systems, while none were included in the Fiscal 2013 first quarter. The operating loss increased in the Fiscal 2013 first quarter due to the lower volume when compared to the prior fiscal year first quarter.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of December 31, 2012, we had cash balances of $18.8 million and no borrowings against our revolving credit facility.

Operating Cash Flows – Operating activities used cash of $3.3 million for the Fiscal 2013 first quarter compared to a use of cash of $11.3 million for the prior fiscal year first quarter, an improvement of $8.0 million.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash due to the improvement in cash profits provided by our operations of approximately $1.5 million.

•	A decrease in cash used by working capital accounts of approximately $11.0 million, excluding the effects of interest and income taxes.

•	An increase in cash paid for income taxes of approximately $2.3 million.

•	An increase in cash paid for interest expense of $2.0 million.

•	An increase in cash paid for costs associated with the retirement of long-term debt of $1.6 million.

•	An increase in cash used for environmental remediation of approximately $1.6 million.

•	A decrease in cash used to fund pension obligations of approximately $4.2 million.

•	A decrease in cash provided by discontinued operations of approximately $1.0 million.

•	Other increases in cash used by operating activities of approximately $0.2 million.

The change in working capital cash flow is primarily due to the timing of accounts receivable balances for our Specialty Chemicals segment. For the Fiscal 2013 first quarter, a substantial portion of the Specialty Chemicals revenues occurred early in the quarter and were also collected in the same quarter. This compares to the Fiscal 2012 first quarter when a substantial portion of Specialty Chemicals revenues occurred late in the quarter and were collected in the subsequent quarter.

Cash paid for income taxes increased because our federal net operating loss carryforwards were fully utilized in Fiscal 2012. Accordingly, we expect to pay cash taxes in Fiscal 2013.

Interest expense for the Fiscal 2013 first quarter decreased due to lower outstanding debt and lower interest rates. However, the cash paid for interest in the Fiscal 2013 first quarter increased due to a change in the timing of our interest payments. During Fiscal 2012, our interest payments were due semi-annually in February and August. For Fiscal 2013, interest payments under our new Credit Facility (discussed below) are due at least quarterly. In addition, in connection with the retirement of our senior notes in October 2012, we paid all accrued interest through the redemption date. In October 2012, we also incurred cash redemption costs of approximately $1.6 million comprised primarily of the call premium to redeem the senior notes. See further discussion below under the heading “October 2012 Refinancing”.

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During our Fiscal 2013 first quarter we spent approximately $2.1 million for remediation activities compared to approximately $0.5 million in Fiscal 2012 first quarter. The increase reflects cash used for the capital elements of the Henderson, Nevada expansion project.

We make payments to fund defined benefit pension obligations at a level of at least 80% of the obligation. Our contributions were reduced in the Fiscal 2013 first quarter, as compared to the Fiscal 2012 first quarter, primarily due to improved plan asset returns in Fiscal 2012. In Fiscal 2012, we made additional contributions to our pension plans because the return on pension plan assets in the preceding year was not sufficient to maintain our target funding requirements.

Investing Cash Flows – Capital expenditures in the Fiscal 2013 first quarter were $2.0 million compared to $1.1 million for the prior fiscal year first quarter. The increase is due to the timing of Fine Chemicals segment maintenance-capital projects which were more heavily weighted to the first quarter in Fiscal 2013 as compared to Fiscal 2012.

Financing Cash Flows – For our Fiscal 2013 first quarter, financing activities used cash of $7.2 million compared to a use of cash of $0.0 million for the prior fiscal year first quarter. The Fiscal 2013 first quarter amount includes a reduction in our long-term debt of $5.0 million and debt issuance costs of approximately $1.4 million, each incurred in connection with our October 2012 refinancing activities.

Debt Refinancing and Interest Rate Swap Agreement – In October 2012, we called and terminated our remaining senior notes with an aggregate principal amount of $65.0 million and replaced the notes with a credit facility that includes a $60.0 million term loan and a committed $25.0 million revolving credit line. Funds used to call the notes of $68.3 million were provided by the net proceeds from the term loan and available cash balances. The term loan requires quarterly principal and interest payments, which differs from the senior notes which had no principal amortization requirements. We do not anticipate that the principal payment requirements under the new facility will have a significant impact on our liquidity because we expect that the cash requirements for principal payments will be substantially offset by lower interest expense.

On January 24, 2013, we entered into a floating-to-fixed interest rate swap with an initial notional amount of $58.9 million (such notional amount reducing over the life of the arrangement), terminating October 26, 2017, which will effectively convert our floating-rate debt to a fixed rate. Under the terms of the swap, we will pay a fixed rate of approximately 0.775% and we will receive a floating-rate payment tied to the one-month LIBOR.

OUTLOOK

We are reaffirming our guidance for Fiscal 2013. We expect consolidated revenues of at least $200.0 million and Adjusted EBITDA of at least $43.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2013 to range from approximately $12.0 to $14.0 million.

Our Fiscal 2013 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $14.0 million, interest expense and refinancing costs of $5.5 million, share-based compensation expense and other items of $1.0 million and income taxes of $9.0 million to estimated net income of $13.5 million.

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NON-GAAP FINANCIAL INFORMATION AND BASIS OF PRESENTATION

We have provided non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data. Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization. Adjusted EBITDA is defined as income (loss) from continuing operations before income tax expense (benefit), interest expense, loss on debt extinguishment, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from continuing operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

Revenues and expenses associated with our former Aerospace Equipment segment operations, which were divested effective August 1, 2012, are presented as discontinued operations for all periods presented.

We report our results based on a fiscal year which ends on September 30. References to Fiscal years refer to the twelve months ended or ending September 30 of the Fiscal year referenced.

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2013 first quarter financial results. The investor teleconference will be held Thursday, February 7, 2013, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 877-261-8990 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #34169439. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding the impact that change in revenue mix among our segments will have on comparisons of our consolidated gross profit and gross margin in the future, statements regarding our expectations for product revenues, sales volumes, working capital, interest expense, tax obligations, and capital expenditures, statements regarding the impact of process improvements and other efficiency and cost savings initiatives, statements regarding the expected impact of the timing of orders, sales and production activities on quarterly revenues, statements regarding the expected benefit of our credit swap agreement, statements regarding the impact that principal payments under our Credit Facility will have on our liquidity, statements regarding our ability to focus on the growth and performance of our pharmaceutical-related product lines following the sale of our Aerospace Equipment segment and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors

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Page 5 of Exhibit 99.1

inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•	We depend on a limited number of customers for most of our sales and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts on our profitability.

•	The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply on our profitability and liquidity.

•	A significant portion of our business is based on contracts with contractors or subcontractors to the U.S. government and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•	Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•	For each of our Specialty Chemicals and Fine Chemicals segments, production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•	Each of our Specialty Chemicals and Fine Chemicals segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•	Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•	A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•	The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

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•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•	We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•	We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•	Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•	Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	We are exposed to counterparty risk through our interest rate swap and a counterparty default could adversely affect our financial condition.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2012 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results and cash flows for the quarter ended December 31, 2012 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals and specialty chemicals within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended December 31,
	2012	2011
Revenues	$36,318	$38,485
Cost of Revenues	20,906	26,255

Gross Profit	15,412	12,230
Operating Expenses	10,464	9,485
Other Operating Gains	—	14

Operating Income	4,948	2,759
Interest and Other Income (Expense), Net	8	7
Interest Expense	1,282	2,639
Loss on Debt Extinguishment	2,835	—

Income from Continuing Operations before Income Tax	839	127
Income Tax Expense (Benefit)	(312)	92

Income from Continuing Operations	1,151	35
Income from Discontinued Operations, Net of Tax	4	116
Net Income	$1,155	$151

Basic Earnings Per Share:
Income from Continuing Operations	$0.15	$0.00
Income from Discontinued Operations, Net of Tax	$0.00	$0.02
Net Income	$0.15	$0.02

Diluted Earnings Per Share:
Income from Continuing Operations	$0.15	$0.00
Income from Discontinued Operations, Net of Tax	$0.00	$0.02
Net Income	$0.15	$0.02

Weighted Average Shares Outstanding:
Basic	7,670,000	7,540,000
Diluted	7,876,000	7,621,000

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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	December 31, 2012	September 30, 2012
ASSETS
Current Assets:
Cash and Cash Equivalents	$18,775	$31,182
Accounts Receivable, Net	18,054	24,211
Inventories	57,977	44,157
Prepaid Expenses and Other Assets	1,947	1,477
Income Taxes Receivable	247	2
Deferred Income Taxes	13,028	13,028

Total Current Assets	110,028	114,057
Property, Plant and Equipment, Net	103,167	103,316
Deferred Income Taxes	19,787	20,796
Other Assets	8,911	8,295

TOTAL ASSETS	$241,893	$246,464

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,776	$12,006
Accrued Liabilities	6,248	6,359
Accrued Interest	135	988
Employee Related Liabilities	6,944	10,568
Income Taxes Payable	151	2,098
Deferred Revenues and Customer Deposits	18,872	7,293
Current Portion of Environmental Remediation Reserves	3,523	5,114
Current Portion of Long-Term Debt	4,890	16

Total Current Liabilities	51,539	44,442
Long-Term Debt	54,001	65,004
Environmental Remediation Reserves	11,143	11,640
Pension Obligations	54,907	55,300
Other Long-Term Liabilities	243	1,745

Total Liabilities	171,833	178,131

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock-$1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock-$0.10 par value; 20,000,000 shares authorized, 7,777,524 and 7,710,783 issued and outstanding	778	771
Capital in Excess of Par Value	75,361	74,796
Retained Earnings	25,958	24,803
Accumulated Other Comprehensive Loss	(32,037)	(32,037)

Total Stockholders’ Equity	70,060	68,333

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$241,893	$246,464

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Page 9 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended December 31,
	2012	2011
Cash Flows from Operating Activities:
Net Income	$1,155	$151
Adjustments to Reconcile Net Income to Net Cash Used by Operating Activities:
Depreciation and amortization	3,310	3,682
Non-cash interest expense	64	191
Non-cash component of loss on debt extinguishment	1,252	—
Share-based compensation	253	217
Excess tax benefit from stock-based compensation	(71)	—
Deferred income taxes	1,080	267
Loss (gain) on sale of assets	1	(25)
Changes in operating assets and liabilities:
Accounts receivable, net	6,032	(10,471)
Inventories	(13,684)	(4,906)
Prepaid expenses and other current assets	(470)	(860)
Accounts payable	(2,483)	(2,249)
Income taxes	(2,192)	8
Accrued liabilities	(111)	(502)
Accrued interest	(853)	2,386
Employee related liabilities	(3,566)	(1,930)
Deferred revenues and customer deposits	11,579	7,203
Environmental remediation reserves	(2,088)	(510)
Pension obligations, net	(393)	(4,602)
Other	(2,068)	(250)
Discontinued operations, net	(19)	930

Net Cash Used by Operating Activities	(3,272)	(11,270)

Cash Flows from Investing Activities:
Capital expenditures	(1,961)	(1,056)
Other investing activities	—	120
Discontinued operations, net	—	(222)

Net Cash Used by Investing Activities	(1,961)	(1,158)

Cash Flows from Financing Activities:
Issuances of long-term debt	60,000	—
Payments of long-term debt	(66,129)	(5)
Debt issuance costs	(1,364)	—
Issuances of common stock	248	—
Excess tax benefit from stock-based compensation	71	—
Discontinued operations, net	—	(15)

Net Cash Used by Financing Activities	(7,174)	(20)

Effect of Changes in Currency Exchange Rates on Cash	—	(10)

Net Change in Cash and Cash Equivalents	(12,407)	(12,458)
Cash and Cash Equivalents, Beginning of Period	31,182	30,703

Cash and Cash Equivalents, End of Period	$18,775	$18,245

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AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended December 31,
	2012	2011
Operating Segment Data:

Revenues:
Fine Chemicals	$21,347	$21,475
Specialty Chemicals	14,350	14,220
Other Businesses	621	2,790

Total Revenues	$36,318	$38,485

Segment Operating Income (Loss):
Fine Chemicals	$1,277	$(1,187)
Specialty Chemicals	7,917	7,644
Other Businesses	(160)	(72)

Total Segment Operating Income	9,034	6,385
Corporate Expenses	(4,086)	(3,626)

Operating Income	$4,948	$2,759

Depreciation and Amortization:
Fine Chemicals	$3,015	$3,040
Specialty Chemicals	207	235
Other Businesses	5	4
Corporate	83	94

Total Depreciation and Amortization	$3,310	$3,373

Segment EBITDA:
Fine Chemicals	$4,292	$1,853
Specialty Chemicals	8,124	7,879
Other Businesses	(155)	(68)

Total Segment EBITDA	12,261	9,664
Less: Corporate Expenses, Excluding Depreciation	(4,003)	(3,532)
Plus: Share-based Compensation	253	217
Plus: Interest and Other Income (Expense), Net	8	7

Adjusted EBITDA	$8,519	$6,356

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA:

Income from Continuing Operations	$1,151	$35
Add Back:
Income Tax Expense (Benefit)	(312)	92
Interest Expense and Loss on Debt Extinguishment	4,117	2,639
Depreciation and Amortization	3,310	3,373
Share-based Compensation	253	217

Adjusted EBITDA	$8,519	$6,356

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